Exhibit 12.1

Postmedia Network Canada Corp.

Computation of Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges presented below should be read together with our consolidated financial statements and related notes and “Management’s Discussion and Analysis,” both contained in the accompanying Registration Statement.

($ in millions of Canadian Dollars, except ratios)	Combined Group	Canwest LP					Postmedia	Canwest LP	Postmedia	Postmedia
	Year ended August 31,	Year ended August 31,			Nine months ended May 31,	Period from June 1, 2010 to July 12,	Period from July 13, 2010 to August 31,	Six months ended February 28,		Pro forma year ended August 31,
	2006	2007	2008	2009	2010	2010	2010	2010	2011	2010
Computation of earnings
Income (loss) before taxes	123.6	180.7	128.0	(131.0)	76.8	(3.3)	(44.7)	51.1	(6.7)	28.0
Add: fixed charges from below	77.6	62.1	113.1	102.8	63.8	4.9	13.2	52.7	44.5	83.6
Add: amortization of capitalized interest	—	—	—	—	—	—	—	—	—	—
Add: distributed income of equity investees	—	—	—	—	—	—	—	—	—	—
Add: share of pre tax losses of equity investees	—	—	—	—	—	—	—	—	—	—
Less: interest capitalized	—	—	—	—	—	—	—	—	—	—
Less: preference security dividend requirements of subsidiaries	—	—	—	—	—	—	—	—	—	—
Less: non-controlling interest in pretax income of subsidiaries	—	—	—	—	—	—	—	—	—	—

Total Earnings (losses)	201.2	242.8	241.1	(28.2)	140.6	1.6	(31.5)	103.8	37.8	111.6

Computation of fixed charges
Interest - includes amortized discounts, premiums, etc.	74.3	58.8	109.2	98.4	60.6	4.5	12.7	50.5	42.5	79.5
Add: interest capitalized	—	—	—	—	—	—	—	—	—	—
Add: estimate of interest in rent expense	3.3	3.3	3.9	4.4	3.2	0.4	0.5	2.2	2.0	4.1
Add: preference security dividend requirements of subsidiaries	—	—	—	—	—	—	—	—	—	—

Total Fixed Charges	77.6	62.1	113.1	102.8	63.8	4.9	13.2	52.7	44.5	83.6

Ratio of Earnings to fixed charges	2.6x	3.9x	2.1x	—	2.2x	—	—	2.0x	—	1.3x

Deficiency of earnings to fixed charges	—	—	—	131.0	—	3.3	44.7	—	6.7	—

Computation of U.S. GAAP-derived Ratios Presented in Footnote 16 of “Selected Historical Financial and

Other Data” in the Accompanying Registration Statement

($ in millions of Canadian Dollars, except ratios)	Canwest LP
	Year ended August 31,	Year ended August 31,	Year ended August 31,
	2007	2008	2009
Income (loss) before taxes under U.S. GAAP	158.3	100.8	(85.5)

Add: fixed charges	62.1	113.1	102.8

Total U.S. GAAP earnings (loss)	220.4	213.9	17.3

Ratio of earnings to fixed charges under U.S. GAAP	3.5x	1.9x	—

Deficiency of earnings to fixed charges	—	—	85.5